Exhibit 21.1
SUBSIDIARIES OF BROADVIEW NETWORKS HOLDINGS, INC.
Broadview Networks Holdings, Inc., a Delaware corporation, owns, directly or indirectly, the following subsidiaries:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization

Broadview Networks, Inc.	New York

BV-BC Acquisition Corp.	Delaware

Broadview NP Acquisition Corp.	Delaware

Open Support Systems LLC	Connecticut

Broadview Networks of Virginia, Inc.	Virginia

Broadview Networks of Massachusetts, Inc.	Delaware

Bridgecom Holdings, Inc.	Delaware

Bridgecom International, Inc.	Delaware

Bridgecom Solutions Group, Inc.	Delaware

Trucom Corporation	New York

ATX Communications, Inc.	Delaware

CoreComm-ATX, Inc.	Delaware

ATX Licensing, Inc.	Delaware

ATX Telecommunications Services of Virginia, LLC	Delaware

CoreComm Services, LLC	Delaware

CoreComm Communications, LLC	Delaware

CCL Historical, Inc.	Delaware

CoreComm Newco, Inc.	Delaware

FCC Holdco I, Inc.	Delaware

CoreComm-Voyager, Inc.	Delaware

CoreComm Internet Group, Inc.	Delaware

Voyager Information Networks, Inc.	Michigan

CCL Historical Illinois, Inc.	Delaware

CCL Historical Indiana, Inc.	Delaware

CCL Historical Maryland, Inc.	Delaware

CCL Historical Massachusetts, Inc.	Delaware

CCL Historical Michigan, Inc.	Delaware

CCL Historical Missouri, Inc.	Delaware

CCL Historical New Jersey, Inc.	Delaware

CCL Historical New York, Inc.	Delaware

CCL Historical Ohio, Inc.	Delaware

CCL Historical Rhode Island, Inc.	Delaware

CCL Historical Vermont, Inc.	Delaware

CCL Historical West Virginia, Inc.	Delaware

CCL Historical Pennsylvania, Inc.	Delaware

Cortelyou Communications Corp.	Delaware

Eureka Broadband Corporation	Delaware

Eureka Holdings, LLC	Delaware

Eureka Telecom of VA, Inc.	Virginia

Eureka Telecom, Inc.	New York

Eureka Networks, LLC	Delaware

InfoHighway Communications Corporation	Delaware

Info-Highway International, Inc.	Texas

ARC Networks, Inc.	Delaware

A.R.C. Networks, Inc.	New York

InfoHighway of Virginia, Inc.	Virginia